Exhibit 4.4

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

SHAREHOLDERS RIGHTS AGREEMENT

This Amendment No. 3, dated July 30, 2015 (this “Amendment No. 3”), to the Amended and Restated Shareholders Rights Agreement, dated April 19, 2011, as amended by Amendment No. 1, dated January 27, 2012, and Amendment No. 2, dated December 27, 2012 (collectively, the “Rights Agreement”), is entered into by and between Seaspan Corporation, a Marshall Islands corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 3 that are not otherwise herein defined shall have the same meaning as set forth in the Rights Agreement.

RECITALS

A. The Corporation would like to extend the final expiration date of the Rights Agreement.

B. Pursuant to Section 27 of the Rights Agreement, prior to a Distribution Date, the Corporation may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Corporation so directs, execute such supplement or amendment.

C. The Corporation now desires to amend the Rights Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing and acting pursuant to the power and authority granted to the Corporation under Section 27 of Rights Agreement, the Corporation hereby amends the Rights Agreement as follows:

1. Certain Definitions.

(a) The definition of “Final Expiration Date” as set forth in Section 1 of the Rights Agreement is hereby deleted and replaced with the following:

“Final Expiration Date” shall mean November 6, 2015.

2. Exhibit B – Form of Rights Certificate.

(a) The first sentence of the introductory paragraph of Exhibit B of the Rights Agreement is hereby deleted and replaced with the following:

Not exercisable after November 6, 2015 or earlier if redemption or exchange occurs.

(b) The first sentence of the first paragraph following the introductory paragraphs of Exhibit B of the Rights Agreement is hereby deleted and replaced with the following:

This certificate certifies that                    , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Amended and Restated Rights Agreement, dated as of April 19, 2011, as amended from time to time (the “Rights Agreement”), between Seaspan Corporation, a Marshall Island corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), unless the Rights evidenced hereby have been previously redeemed by the Company, to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and before 5:00 p.m., New York, New York time, on November 6, 2015 at the office of the Rights Agent, or at the office of its successor as Rights Agent, one one-thousandth (1/1000) of a fully paid, nonassessable share of Series R Participating Preferred Stock, $0.01 par value (the “Preferred Shares”), of the Company, at a purchase price of $25.00 per one one-thousandth (1/1000) of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed.

3. Exhibit C – Summary of Rights.

(a) The “Expiration of Rights” paragraph as set forth in Exhibit C of the Rights Agreement is hereby deleted and replaced with the following:

Expiration of Rights:	The rights expire on the earliest of November 6, 2015 and the exchange or redemption of the rights as described above.

4. No Other Changes. Except as expressly provided herein, the Rights Agreement is not amended, supplemented, modified, revised or otherwise affected by this Amendment No. 3, and the Rights Agreement and the rights and obligations of the parties thereunder are hereby ratified and confirmed in all respects.

5. Governing Law. This Amendment No. 3 shall be deemed to be a contract made under the laws of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

6. Counterparts. This Amendment No. 3 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 3 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Mark W. Chu
	Name:	Mark W. Chu
	Title:	Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ John Buonomo
	Name:	John Buonomo
	Title:	SVP

[Signature page to Amendment No. 3 to Amended and Restated Shareholders Rights Agreement]